Exhibit 99.1
NEWS RELEASE

Contact:	David Kimichik Chief Financial Officer (972) 490-9600	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376
ASHFORD HOSPITALITY TRUST ANNOUNCES TAX REPORTING
INFORMATION FOR 2008 COMMON AND PREFERRED SHARE
DISTRIBUTIONS
DALLAS — January 27, 2009 — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the tax reporting (Federal Form 1099-DIV) information for the 2008 distributions on its common shares and its Series A and D preferred shares.
The income tax treatment for the 2008 distributions for Ashford Hospitality Trust, Inc. Common Stock CUSIP #044103109 traded on the NYSE under ticker symbol “AHT” is as follows:

				Distribution Type
	Distributions Per	Ordinary Taxable	Non-taxable Return	Total Capital Gain	Unrecaptured
	Share	Dividend	of Capital	Distribution	Sec. 1250 Gain (a)
Total Per Share	$0.84000	$0.51479	$0.00000	$0.32521	$0.07857
Percent	100.00%	61.28%	0.00%	38.72%	9.35%
100% of the common share distribution declared in December 2007 and paid out in January 2008 is subject to taxation in 2008.
The income tax treatment for the 2008 distributions for Ashford Hospitality Trust, Inc. Series A Preferred Stock CUSIP #044103208 traded on the NYSE under ticker symbol “AHT-A” is as follows:

			Distribution Type
	Distributions Per	Ordinary Taxable	Total Capital Gain	Unrecaptured
	Share	Dividend	Distribution	Sec. 1250 Gain (a)
Total Per Share	$2.13760	$1.31001	$0.82759	$0.19995
Percent	100.00%	61.28%	38.72%	9.35%
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AHT Announces Tax Reporting Info for 2008 Common and Preferred Share Distributions

January 27, 2009
The income tax treatment for the 2008 distributions for Ashford Hospitality Trust, Inc. Series D Preferred Stock CUSIP #044103406 traded on the NYSE under ticker symbol “AHT-D” is as follows:

			Distribution Type
	Distributions Per	Ordinary Taxable	Total Capital Gain	Unrecaptured
	Share	Dividend	Distribution	Sec.1250 Gain (a)
Total Per Share	$2.11250	$1.29463	$0.81787	$0.19760
Percent	100.00%	61.28%	38.72%	9.35%

(a)   Unrecaptured Section 1250 Gain is a subset of, and included in, the Total Capital Gain distribution.
None of the dividends classified above as Ordinary Taxable Dividends represent “qualified dividend income” and therefore is not eligible for reduced rates.
The Company encourages shareholders to consult with their own tax advisors with respect to the federal, state and local income tax effects of these dividends.
Ashford currently has $185 million of free cash on hand, with a weighted-average cost of debt at 3.340%. Ashford has one hard debt maturity of $29M in 2009 and one hard debt maturity of $75M in 2010. All other debt maturities occur in 2011 and beyond.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leasebacks transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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